                                                                    EXHIBIT 24.6


                           HOPPER SOLIDAY & CO., INC.



May 17, 1996


Board of Directors
Moxham Bank Corporation
540 Central Avenue
Johnstown, PA 15902

Gentlemen:


     We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of the draft of our opinion relating to the fairness to the shareholders of Moxham Bank Corporation, from a financial point of view, of the terms of the merger between Moxham Bank Corporation and BT Financial Corporation, and the references to Hopper Soliday & Co., Inc. in the Joint Proxy Statement Prospectus constituting part of this registration statement.


HOPPER SOLIDAY & CO., INC.


By:   /S/ ERIC HOERNER


    Lancaster, PA

    Date: May 17, 1996